Exhibit 10.2

Execution Original

PROMISSORY NOTE

$40,000,000.00	Sandy City, Utah
Made Effective: November 6, 2017

FOR VALUE RECEIVED, the undersigned, O.COM LAND, LLC (hereafter the “Maker”) of 799 W. Coliseum Way, Midvale, UT 84047, promises to pay to the order of PCL L.L.C., a Utah limited liability company, its successors or assigns (sometimes referred to herein as “Holder”), at its office at 10011 South Centennial Parkway, Suite 275, Sandy City, Utah 84070, or at such other place as the Holder may from time to time designate in writing, the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00), together with interest on the unpaid balance hereof, at the rate herein below provided, to be paid in lawful money of the United States of America as follows:

1.                                      As used herein, “Indebtedness” means the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) or so much thereof as may be outstanding from time to time, together with interest thereon, and such other sums which may become due pursuant to this Note and other documents securing repayment of this Note.

2.                                      For the entire eighteen (18) month term of this Note (“Term”), interest shall accrue on the unpaid principal balance at the fixed annual rate of Eight Percent (8.00%).

NOTICE:  Under no circumstance will the interest rate on this Note be more than the maximum rate allowed by applicable law.  Interest on this Note is computed on a simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, times the outstanding principal balance, times the actual number of days the principal balance is outstanding.  Maker will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest, and any remaining amount to principal.

3.                                      During the Term of this Note, Maker shall make monthly interest-only payments (the “Monthly Payments).  The Monthly Payments shall be made in arrears.  The first Monthly Payment shall be made on or before December 1, 2017.  Monthly Payments shall be made on the 1st day of each of the succeeding months through April 1, 2019.  The unpaid balance of the Loan, any accrued but unpaid interest and all unpaid principal, shall be repaid on or before the Maturity Date.  The payment due on the Maturity Date will be a balloon payment.  Maker may prepay this Note in full without prepayment penalty. Partial prepayments of principal shall not be allowed without the written consent of the Holder.  Maker shall be required to prepay this Note in full in conjunction with the happening of certain events described in the Loan Agreement of even date herewith.

4.                                      Notwithstanding anything contained herein to the contrary all outstanding principal and any accrued but unpaid interest hereunder shall, in all events, be due and payable in full on or before the May 1, 2019 Maturity Date.

5.                                      If (a) default occurs hereunder; or (b)  if default be made in the performance of any of the covenants or conditions of this Note, any instrument or agreement securing this Note, or of any other instrument executed in connection with this Note including the Loan Agreement, or by which this Note is secured; or (c)  if default be made in payment of the principal; or (d) if the interest is not paid when due, time being the essence hereof; then the entire principal balance, with interest as aforesaid, shall, at the election of the Holder hereof and without notice of said election, at once become due and payable.  If default be made in the payment of any sum due hereunder when due or if default be made in the performance of any of the covenants or conditions of this Note, any instrument or agreement securing this Note, or of any other instrument executed in connection with this Note including the Loan Agreement, or by which this Note is secured, then the rate of interest accruing hereunder (both before and after judgment) shall automatically and immediately increase to an annual interest rate of Eighteen percent (18%) per annum.  In the event any such default is thereafter fully cured and this Note is reinstated, the interest rate hereunder shall then revert to the rate then in effect under Paragraph 2 of this Note.

6.                                      Maker hereby agrees to pay to the Holder a late charge equal to five percent (5%) of any late payment, including the payment due on the Maturity Date, but in no event to exceed the maximum allowable by law, on any sums not paid within ten (10) days after their due date.

7.                                      The Maker and any guarantors and/or endorsers of this Note for themselves, their heirs, legal representatives, successors and assigns, respectively and severally, waive presentment, demand, protest and notice of dishonor and waive any right to be released by reason of any extension of time or change in terms of payment or any change, alteration or release of any security given for the payment hereof.  The Maker and any guarantors and/or endorsers of this Note for themselves, their heirs, legal representatives, successors and assigns, further, jointly and severally, agree to pay (i) all costs of collection, including without limitation reasonable attorney’s fees, and all expenses in connection with the protection or realization of the collateral securing this Note or the enforcement of any endorsement hereof incurred by the Holder of this Note on account of such collection, whether or not suit is filed hereon, and including, without limitation, all costs and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Maker or involving any guarantor or endorser hereof, or which in any way affect the exercise by the Holder of any of its rights and remedies hereunder or under any instrument or agreement securing this Note or executed in connection therewith, and (ii) all costs and expenses incurred in defending any action or counterclaim brought by the Maker against Holder pertaining to this Note or any instrument or agreement securing this Note or executed in connection herewith in which the Maker does not prevail, including all costs and expenses incurred on appeal.

8.                                      All payments hereon shall be in lawful money of the United States of America in immediately available funds, and shall be applied first to collection costs, then to accrued interest and late charges, and then to principal.

9.                                      All agreements between the Maker and the Holder of this Note are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment in accordance with this Note or any agreement, or advancement of the loan proceeds, acceleration of maturity of the loan, or otherwise, shall the amount paid or agreed to be paid to the Holder hereof for the loan, use, forbearance or detention of the money to be loaned hereunder exceed the maximum permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof or any instrument or document securing this Note or any other agreement between the parties, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.  This provision shall never be superseded or waived and shall control every other provision of all agreements between the Maker and Holder.

10.                               The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion hereof shall not affect the validity or enforceability of any other provision hereof.  This Note will be governed by the laws of the State of Utah.

11.                               This Note with interest is secured by (i) a first deed of trust lien upon the real property commonly described as The Peace Coliseum located in Salt Lake County, Utah, with an address of 799 W. Coliseum Way, Midvale, UT 84047, and assignments and security interests as more particularly described and evidenced by a Deed of Trust, Assignment of Rents, Assignment of Leases, Security Agreement and Fixture Filing dated even date herewith, (ii) such other collateral and security documents as required by the Holder.

12.                               This loan has been made in reliance upon the skill and abilities of the Maker and the individuals, shareholders, entities or partners constituting Maker as well as its financial strength.  In the event that the Maker shall, without the express written consent of the Holder, voluntarily or involuntarily sell, transfer, dispose of, lose, diminish, reduce or further encumber or agree to sell, transfer, dispose of, lose, diminish, reduce or further encumber all or any portion of or any interest in the Property described in the Deed of Trust and/or any security agreement described in Paragraph 11 above, then the Holder of this Note may, at its option, declare the entire indebtedness evidenced hereby immediately due and payable.

IN WITNESS WHEREOF, the parties have made this Note effective the day and year first above written.

MAKER:

O.COM LAND, LLC, a Utah limited liability company,

By:	/s/ Carter Lee
Name:	Carter Lee
Its:	Manager